PRESS RELEASE

JetBlue Appoints Al Spencer, Vice President, Controller

NEW YORK--(May 11, 2022) – JetBlue (Nasdaq: JBLU), New York’s Hometown Airline®, today announces the appointment of Al Spencer as the carrier's new vice president, controller. Spencer joins JetBlue today and will oversee the company's corporate accounting, tax, payroll, accounts payable and fraud, and revenue accounting teams. He will report to Ursula Hurley, JetBlue's chief financial officer.

Spencer comes to JetBlue from Paris-based publicly traded gas manufacturer Air Liquide, where he served as deputy CFO North America and Corporate Controller since 2017. Prior to Air Liquide, he was with NCI Building Systems, as assistant controller for five years. He began his career with public accounting firm KPMG, before holding a number of roles in accounting and finance with Sysco Corp., Friedkin Services Group, and ExpressJet Airlines.

"With Al’s extensive accounting and finance experience at a number of public companies, we are very pleased to welcome him to JetBlue’s finance leadership team," said Hurley. "His track record of managing the complex business issues of evolving companies like ours will be a real benefit to JetBlue."

Spencer added: "I'm thrilled to join the JetBlue finance team and look forward to contributing to the success of this incredible travel company. JetBlue’s future is bright and I am excited to work with the team to continue the momentum in the years ahead."

Spencer is a graduate of Florida Atlantic University where he earned his bachelor’s in finance and master’s in accounting.

About JetBlue Airways

JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando and San Juan. JetBlue carries customers across the United States, Caribbean and Latin America and London. For more information, visit jetblue.com.

JetBlue Corporate Communications
Tel: +1.718.709.3089
corpcomm@jetblue.com